Exhibit 10.7

EMPLOYMENT AGREEMENT

This Employment Agreement, dated as of January 1, 2005 (as amended and otherwise modified, the “Agreement”), between Loews Cineplex Entertainment Corporation, a Delaware corporation (the “Company”) and Travis Reid (the “Executive”).

RECITALS

WHEREAS, the operations of the Company and its Affiliates are a complex matter requiring direction and leadership in a variety of arenas, including financial, strategic planning, regulatory, community relations and others;

WHEREAS, the Executive is possessed of certain experience and expertise that qualify him to provide the direction and leadership required by the Company and its Affiliates; and

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company therefore wishes to employ the Executive as its President and Chief Executive Officer and the Executive wishes to accept such employment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment.

2. Term. Subject to earlier termination as hereafter provided, this Agreement shall have an original term of three years commencing on the date hereof and shall be automatically extended thereafter for successive terms of one year each, unless either party provides notice to the other at least three months prior to the expiration of the original or any extension term that the Agreement is not to be extended. The term of this Agreement, as from time to time extended or renewed, is hereafter referred to as the “Term.”

3. Capacity and Performance.

(a) During the Term, the Executive shall serve the Company as its President and Chief Executive Officer with such customary responsibilities, duties and authority as may from time to time be assigned to the Executive by the Board of Directors of the Company (the “Board”). In addition, and without further compensation, the Executive shall serve as a member of the Board, and as a director and/or officer of one or more of the Company’s Affiliates if so elected or appointed from time to time.

(b) During the Term, the Executive shall be employed by the Company on a full-time basis and shall perform such customary duties and responsibilities on behalf of the Company and its Affiliates as may be designated from time to time by the Board.

(c) During the Term, the Executive shall devote his full business time to the discharge of his duties and responsibilities hereunder subject to reasonable absences in accordance with Company policy for vacation and illness. The Executive shall not engage in any other business activity during the Term, but shall be permitted to serve in any industry, trade, professional or academic position during the Term that is consistent with his position with the Company provided that the Executive gives notice of such position to the Board.

4. Compensation and Benefits. As compensation for all services performed by the Executive hereunder during the Term, the Executive will be entitled to the following:

(a) Base Salary. During the Term, the Company shall pay the Executive a base salary at the rate of Five Hundred Seventy-Five Thousand Dollars ($575,000) per annum through December 31, 2004 and Six Hundred Thousand Dollars ($600,000) per annum thereafter, payable in accordance with the payroll practices of the Company for its executives (as such amount may be increased from time to time, the “Base Salary”). The Board shall review the Base Salary not less frequently than annually for consideration of increase.

(b) Annual Bonus. During the Term, with respect to each of the Company’s fiscal years that ends on or after December 31, 2005, the Executive will be eligible to receive a bonus (the “Annual Bonus”) of between 50% and 100% of his Base Salary with a target of 75% of the Base Salary (the “Target Bonus”) based on achieving certain business goals and targets established by the Board not later than February 1st of each such fiscal year after consultation with the Executive; provided that the Executive will not receive an Annual Bonus if the Company fails to achieve the business goals and targets corresponding to a 50% Annual Bonus. With respect to the fiscal year ending on December 31, 2004, the Executive will be eligible to receive a bonus in accordance with the bonus program currently in place and the arrangements set forth in Section 3(c) of the employment agreement between the Executive and the Company dated March 1, 2002. All payments of Annual Bonus amounts shall be made in cash lump sum not later than ten days following approval by the Board of the audited financial statements of the Company (or its Affiliates, as appropriate) for the fiscal year to which the bonus relates, subject to the right of the Executive to elect deferral of payment under an applicable deferred compensation plan if one is approved by the Board.

(c) Vacations. During the Term, the Executive shall be entitled to four (4) weeks of vacation per year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company.

(d) Other Benefits. During the Term and subject to any contribution therefor generally required of executives of the Company, the Executive shall be entitled to participate in any and all employee benefit plans, policies and perquisites from time to time in effect for executives of the Company generally, except to the extent such plans are in a category of benefit otherwise provided to the Executive (e.g., severance pay). Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company may alter, modify, add to or delete its employee benefit plans, policies and perquisites at any time as it, in its sole judgment, determines to be appropriate. Notwithstanding the foregoing, the Company shall continue during the Term the automobile policy for executives of the Company as in effect on the date hereof or shall provide to the Executive the cash equivalent of such benefit during the Term in the event that the policy is terminated.

(e) Business Expenses. The Company shall pay or reimburse the Executive for all reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder in accordance with the Company’s expense reimbursement policy.

(f) Indemnification. The Company shall indemnify the Executive in connection with his relationship to the Company to the fullest extent permitted by applicable law, and shall maintain in effect for the benefit of the directors and executive officers liability insurance at levels no less favorable than in effect on the date hereof (together, the “Indemnification Rights”).

5. Termination of Employment and Severance Benefits. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate prior to the expiration of the Term under the following circumstances:

(a) Death. In the event of the Executive’s death during the Term, the Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay and provide to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, (i) the Base Salary earned but not paid through the date of termination, (ii) any Annual Bonus compensation awarded but unpaid on the date of termination, (iii) any business expenses incurred by the Executive but un-reimbursed on the date of termination, (iv) any rights, payments and benefits due under any compensation, employee benefit, or fringe benefit plan or program of the Company, and the Indemnification Rights, pursuant to their terms and (v) any rights with respect to equity investments or equity compensation rights with the Company, pursuant to their terms and (vi) at the time it would otherwise be paid pursuant to Section 4(b), a proportionate amount (through the date of termination of employment in respect of the fiscal year during which employment shall have been terminated) of any Annual Bonus earned by the Executive during the fiscal year during which employment shall have been terminated (collectively, the “Accrued Rights”).

(b) Disability.

(i) The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, with or without reasonable accommodation, for one hundred twenty (120) days during any period of one hundred eighty (180) consecutive calendar days. In the event of such termination, the

Company shall have no further obligation to the Executive, other than for satisfaction of the Accrued Rights.

(ii) The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and benefits in accordance with Section 4(d), to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for disability income benefits under the Company’s disability income plan or until the termination of the Executive’s employment under this Section 5, whichever shall first occur.

(iii) While receiving disability income benefits under the Company’s disability income plan, the Executive shall not be entitled to receive any Base Salary under Section 4(a) hereof, but shall continue to participate in Company benefit plans in accordance with Section 4(d) and the terms of such plans, until the termination of the Executive’s employment under this Section 5.

(c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon written notice to the Executive setting forth in reasonable detail the nature of such Cause. A termination for Cause shall require a majority vote of the Board following the opportunity to cure the events alleged to constitute Cause to the extent provided below in clauses (i) and (ii). The following shall constitute “Cause” for termination:

(i) the Executive’s willful failure to substantially perform his material duties set forth in this Agreement (other than any such failure resulting from the Executive’s death or Disability) which is not remedied within 30 days after receipt of written notice from the Company specifying such failure;

(ii) the Executive’s willful failure to carry out, or comply with, in any material respect, any lawful and reasonable directive of the Board that is consistent with the Executive’s position, which is not remedied within 30 days after receipt of written notice from the Company specifying such failure;

(iii) the Executive’s commission at any time of any act or omission that (A) constitutes or (B) results in a conviction, plea of no contest or imposition of unadjudicated probation for, any felony or any other crime involving moral turpitude; or

(iv) the Executive’s commission at any time of any act of fraud, embezzlement, material misappropriation, material breach of fiduciary duty against the Company (or any successor thereof).

Upon the termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation to the Executive, other than for satisfaction of the Accrued Rights, with the exception of item (vi) thereof.

(d) By the Company Other than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon written notice to the Executive. For purposes hereof, the expiration of the Term following notice by the Company given in accordance with Section 2 hereof shall constitute a termination by the Company other than for Cause. In the event of a termination other than for Cause, in addition to the Accrued Rights, then for each month until the conclusion of a period of eighteen (18) months following the date of termination of employment, the Company shall:

(i) continue to pay the Executive the Base Salary at the rate in effect on the date of termination;

(ii) pay the Executive an amount equal to 1/12th of the lesser of (A) the Executive’s Annual Bonus for the fiscal year preceding such termination or (B) the amount of the Target Bonus then in effect; and

(iii) subject to any employee contribution applicable to the Executive on the date of termination, continue to contribute to the cost of the Executive’s participation in the Company’s group medical and dental insurance plans, provided that the Executive is entitled to continue such participation under applicable law and plan terms and thereafter, the Executive shall be entitled to such rights as he may have under applicable law.

Any obligation of the Company to the Executive hereunder is conditioned, however, upon the Executive signing a release of claims in the standard form used by the Company. Base Salary to which the Executive is entitled hereunder shall be payable in cash in accordance with the normal payroll practices of the Company. For the avoidance of doubt, the Executive shall not be required to seek other employment or to reduce any severance benefit payable hereunder, and no such severance benefit shall be reduced on account of any compensation received by the Executive from other employment.

(e) By the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason, upon notice to the Company setting forth in reasonable detail the nature of such Good Reason. The following shall constitute Good Reason for termination by the Executive:

(i) failure of the Company to continue the Executive in the position of President and Chief Executive Officer;

(ii) material diminution in the nature or scope of the Executive’s responsibilities, duties or authority, which is not remedied within 30 days after receipt of written notice from the Executive specifying such duties;

(iii) the requirement that the Executive perform duties that are materially inconsistent with the Executive’s position as Chief Executive Officer, which is not remedied within 30 days after receipt of written notice from the Executive specifying such duties;

(iv) material and intentional failure of the Company to provide the Executive the Base Salary and benefits in accordance with the terms of Section 4 hereof; or

(v) relocation of the Executive’s principal place of employment outside the New York City metropolitan area.

In the event of termination in accordance with this Section 5(e), then the Executive will be entitled to the Accrued Rights and to the same severance pay and benefits he would have been entitled to receive had the Executive been terminated by the Company other than for Cause in accordance with Section 5(d) above; provided that the Executive satisfies all conditions to such entitlement as set forth therein.

(f) By the Executive Other than for Good Reason. The Executive may terminate his employment hereunder at any time for any reason other than Good Reason upon thirty (30) days’ written notice to the Company. In the event of termination by the Executive pursuant to this Section 5(f), the Board may elect to waive the period of notice, or any portion thereof. The Company shall have no further obligation to the Executive, other than for any Accrued Rights due to him, with the exception of item (vi) thereof.

(g) Special Rights upon certain Changes of Control

(i) If a Change of Control that is not a Tranche 2 or Tranche 3 Liquidity Vesting Event occurs (other than a Change of Control in connection with a reorganization of the Company or its Affiliates under chapter 11 of the U.S. Bankruptcy Code or any similar reorganization, workout or series of transactions) and if prior to but in connection with such Change of Control or within the two year period following consummation of such Change of Control), the Company terminates the Executive’s employment other than for Cause, or the Executive terminates his employment for Good Reason, then, in addition to the payments to or on behalf of the Executive under Section 5(d) or 5(e) hereof, and provided that the Executive signs a release of claims in the standard form used by the Company, the Company shall pay the Executive a lump sum payment equal to either (at the Executive’s option, elected following determination of fair market value as provided below) an amount equal to:

(A) the maximum aggregate severance payable to the Executive under Sections 5(d)(i) and 5(d)(ii); or

(B) the fair market value (net of exercise price) of all vested Options under the Option Agreement between the Executive, LCE Holdings, Inc. and LCE Intermediate Holdings, Inc., dated as of the date hereof (as amended from time to time, the “Option Agreement”) assuming: (x) 50% of unvested Tranche 1 Options were vested and (y) the Change of Control were a Tranche 2 Liquidity Vesting Event and Tranche 3 Liquidity Vesting Event for purposes of valuing 100% of the Tranche 2 and Tranche 3 Options. For purposes hereof, fair market value shall be determined by (I) the Board, in good faith, or (II) if the Executive shall deliver a written notice objecting to such determination within five business days of such determination, a mutually acceptable “bulge bracket” independent investment bank, the costs and expenses of which shall be shared equally by the Company and the Executive.

(ii) For purposes of this Section 5(g), Change of Control, Option, Tranche 1, 2 and 3 Options, Tranche 2 Liquidity Vesting Event and Tranche 3 Liquidity Vesting Event shall have the meanings set forth in the Option Agreement. All payments to the Executive under this Section 5(g) shall be paid in a cash lump sum within 30 days following the Executive’s election hereunder.

(h) Special Rights upon Certain Termination of Employment. If the Company terminates the Executive’s employment other than for Cause, or the Executive terminates his employment for Good Reason, in either case in circumstances other than the circumstances in which Section 5(g) applies, then, in addition to the payments to or on behalf of the Executive under Section 5(d) or 5(e) hereof, and provided that the Executive signs a release of claims in the standard form used by the Company, the Company shall provide to the Executive, within 30 days following the date of termination, with a lump sum cash payment equal to the sum of the fair market value (net of exercise price) of the shares subject to the Tranche 2 and Tranche 3 Options under the Option Agreement multiplied by a percentage equal to (i) 20% per year times (ii) the number of completed years of employment following July 30, 2004; provided that such fair market value shall be determined in accordance with the standards set forth in the Option Agreement; provided, further, that, upon payment of such lump sum payment, all of the Executive’s Options under the Option Agreement shall terminate, except for any vested Tranche 1 Options. For example, if the Executive’s employment were terminated by the Company other than for Cause after 3 and a half years, the Executive would be eligible to receive a lump sum payment of the actual net fair market value in respect of 60% of all of his Tranche 2 and Tranche 3 Options (i.e., the number of Options to which he would have been entitled if the fair market value of LCE Holdings, Inc. at the time of termination had reflected a 2.0x or 3.0x return to the shareholders of LCE Holdings, Inc. as of July 31, 2004). For purposes of this Section 5(h), the terms “Options”, “Tranche 2 Options” and “Tranche 3 Options” shall have the meanings set forth in the Option Agreement.

(i) Post-Agreement Employment. In the event the Executive remains in the employ of the Company or any of its Affiliates following the end of the Term, then such employment shall be at will except as the parties may otherwise agree in writing.

6. Effect of Termination. The provisions of this Section 6 shall apply to termination of the Term pursuant to Section 2 or 5 or otherwise.

(a) Satisfaction by the Company of its obligations under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to the Executive.

(b) Except for medical and dental plan coverage continued pursuant to Section 5(d) or 5(e) hereof, benefits shall be governed by the applicable benefit plans and applicable law based on the date of termination of the Executive’s employment without regard to any continuation of Base Salary or other payment to the Executive following such date of termination.

(c) Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 7 and 8 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Section 5(d) or 5(e) hereof is expressly conditioned upon the Executive’s not breaching Sections 7 or 8 hereof. The Executive recognizes that, except as expressly provided in Section 5(d) or 5(e), no compensation is earned after termination of employment.

7. Confidential Information.

(a) The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its Affiliates and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the lawful policies and procedures of the Company and its Affiliates made known to the Executive for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law or government process or for the proper performance of his duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

(b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall, other than as required by applicable law or government process, surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control.

8. Restricted Activities. The Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

(a) While the Executive is employed by the Company and for eighteen months after his employment terminates (in the aggregate, the “Non-Competition Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise (except for de minimis ownership interests in public companies), compete with the Company Business within any geographic region in which the Company or its Affiliates then has operations or undertake any planning for any business competitive with the Company Business. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the Company Business as conducted or under active consideration at the time of the termination of the Executive’s employment. For purposes hereof, the “Company Business” shall mean the theatrical exhibition of motion pictures to the public.

(b) The Executive agrees that, during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere in a material way with his duties and obligations to the Company or any of its Affiliates other than permitted activities as provided in Section 3(c) hereof.

(c) The Executive further agrees that while he is employed by the Company and during the Non-Competition Period, the Executive will not hire or attempt to hire any employee of the Company or any of its Affiliates at the time of termination of his employment or at any time during the preceding 90 days, directly or indirectly solicit for hire any such employee on behalf of any Person, encourage any such employee to terminate his or her relationship with the Company or any of its Affiliates, or solicit or encourage any vendor of the Company or any of its Affiliates to terminate or diminish its relationship with them.

9. Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including, without limitation, the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations; provided, however, that the Company shall reimburse the Executive’s out-of-pocket expenses incurred in connection with complying with these obligations. All copyrightable works that are Intellectual Property that the Executive creates shall be considered “work made for hire.”

10. Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7, 8 and 9 hereof. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 7, 8 and 9 hereof, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Sections 7, 8 and 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

11. Dividends and Distributions. During the Term, if LCE Holdings, Inc. or LCE Intermediate Holdings, Inc. shall pay a dividend or make any other distribution in respect of their respective shares that are then the subject of options under the Option Agreement (the “Option Shares”), the Company or its Affiliates shall make such compensatory payments or other compensatory financial accommodations to the Executive determined by the Board that, in the good faith judgment of the Board, (a) are of substantially equivalent value to the amount that would have been payable in respect of the Option Shares had they been outstanding at the time of such dividend or other distribution and (b) reflect whether such options are vested or unvested.

12. Prior and Conflicting Agreements. The Company acknowledges and agrees to honor the following rights of the Executive and the obligations of the Company under the following agreements: (a) the Executive’s right to a retention bonus of $1 million within 30 days following December 31, 2004 as provided in the letter agreement dated November 12, 2003 between the Executive and the Company and (b) the Executive’s right to an annual bonus and to parachute tax indemnity payments under Sections 3(c) and 6, respectively, of the employment agreement between the Executive and the Company dated March 1, 2002. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

13. Section 280G Indemnification.

(a) If it shall be determined that any amount, right or benefit paid, distributed or treated as paid or distributed by the Company or any of its affiliates to or for the Executive’s benefit (whether paid or payable or distributed or distributable hereunder or otherwise, including, without limitation, in connection with a change of control (within the meaning of Section 280G of the Code), but determined without regard to any additional payments required under this Section 13) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively, the “Excise Tax”), and if immediately before the change in control the Company’s stock was readily tradeable on an established securities market or otherwise within the meaning of Section 280G(b)(5)(A)(ii), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments; provided, that to the extent any Gross-Up Payment would be considered “deferred compensation” for purposes of Section 409A of the Code, the manner and time of payment, and the provisions of this Section 13, shall be adjusted to the extent necessary to comply with the requirements of Section 409A with respect to such payment so that the payment does not give rise to the interest or additional tax amounts described at Section 409A(a)(1)(B) or Section 409A(b)(4) of the Code (the “Section 409A penalties”); and further provided, that if, notwithstanding the immediately preceding proviso, the Gross-Up Payment cannot be made to conform to the requirements of Section 409A of the Code, the amount of the Gross-Up Payment shall be determined without regard to any gross-up for the Section 409A penalties.

(b) All determinations required to be made under this Section 13 , including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm as shall be designated jointly by the Executive and the Company (the “Accounting Firm”), which shall be permitted to designate an independent counsel to advise it for this purpose. The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive or the Company that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm and its legal counsel shall be paid by the Company. Any Gross-Up Payment, as determined pursuant to this Section 13, shall be paid by the Company to the Executive (or to the Internal Revenue Service on the Executive’s behalf) within five days of the receipt of the Accounting Firm’s determination. All determinations made by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty regarding Section 4999 of the Code hereunder, it is possible that the Internal Revenue Code may assert that an Excise Tax is due that was not included in the Accounting Firm’s calculation of the Gross-Up Payments (an “Underpayment”). In the event that the Company exhausts its remedies pursuant to this Section 13 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any additional Gross-Up Payments that are due as a result thereof shall be promptly paid by the Company to the Executive (or to the Internal Revenue Service on the Executive’s behalf).

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive receives written notification of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall: (i) give the Company all information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to the Executive and ceasing all efforts to contest such claim; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the

Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all reasonable costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expense. Without limiting the foregoing provisions of this Section 13, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine and direct; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the Executive’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the Executive’s receipt of an amount advanced by the Company pursuant to this Section 13, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the Executive’s receipt of an amount advanced by the Company pursuant to this Section 13, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after the Company’s receipt of notice of such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extend thereof, the amount of Gross-Up Payment required to be paid.

(e) The provisions of this Section 13 shall survive the expiration of the Executive’s term of employment hereunder.

14. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.

(b) “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by others with whom they compete or do business, or with whom any of them plans to compete or do business and any and all information of the Company which, if disclosed by the Company or its Affiliates, would assist in competition against them including, without limitation, such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iii) the identity and characteristics of the customers of the Company and its Affiliates and (iv) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships. Confidential Information also includes any information that the Company or any of its Affiliates have received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.

(c) “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment, and during the period of three (3) months immediately following termination of his/her employment, with the Company that relate to either the business or any prospective activity of the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

(d) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

15. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

16. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

17. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this

Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

18. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

19. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the chief legal officer, or to such other address as either party may specify by notice to the other actually received.

20. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment, except to the extent provided in Section 12 hereof.

21. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

22. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

24. Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

25. Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of New York, County of New York for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (c) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this agreement, the court in which such litigation is being heard shall be deemed to be included in clause (a) above. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any of the above-named courts in any court of competent jurisdiction. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by New York law, and agrees that service of process by registered or certified mail, return receipt requested, is reasonably calculated to give actual notice.

26. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 26 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 26 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

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Employment Agreement

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	LOEWS CINEPLEX ENTERTAINMENT CORPORATION

By:
Travis Reid	Name:
Title: